Exhibit 5.1

Proskauer Rose LLP Eleven Times Square New York, NY 10036-8299

September 19, 2012

Suburban Propane Partners, L.P.

Suburban Energy Finance Corp.

One Suburban Plaza

240 Route 10 West

Whippany, NJ 07981

Re:

Registration Statement on Form S-4; Exchange Offer for up to $496,557,000 Aggregate Principal Amount of 7 1/2% Senior Notes Due 2018 and $503,443,000 Aggregate Principal Amount of 7 3/8% Senior Notes Due 2021.

Ladies and Gentlemen:

We have acted as special counsel to Suburban Propane Partners, L.P., a Delaware limited partnership (“Suburban”) and Suburban Energy Finance Corp. a Delaware corporation (“Finance Corp.” and, together with Suburban, the “Issuers”), in connection with the registration, pursuant to a registration statement on Form S-4 (as amended, the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), of the offer by the Issuers to exchange (the “Exchange Offer”) (i) up to $496,557,000 in aggregate principal amount of the Issuers’ issued and outstanding unregistered 7 1/2% senior notes due 2018 (the “2018 Old Notes”) for an equal principal amount of 7 1/2% senior exchange notes due 2018, that have been registered under the Securities Act (the “2018 Exchange Notes”) and (ii) up to $503,443,000 in aggregate principal amount of the Issuers’ issued and outstanding unregistered 7 3/8% senior notes due 2021 (the “2021 Old Notes”) for an equal principal amount of 7 3/8% senior exchange notes due 2021, that have been registered under the Securities Act (the “2021 Exchange Notes”), pursuant to the indenture, dated as of August 1, 2012 (the “Indenture”), among the Issuers and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”). The term “Old Notes” refers collectively to the 2018 Old Notes and the 2021 Old Notes and the term “Exchange Notes” refers collectively to the 2018 Exchange Notes and the 2021 Exchange Notes. The Issuers are making the Exchange Offer in accordance with the terms of the registration rights agreement with respect to the Old Notes by and among the Issuers and the dealer managers named therein, dated as of August 1, 2012. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issuance of the Exchange Notes.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates and other instruments of each of the Issuers, including the Indenture, and have conducted such other investigations of fact and law, as we have deemed necessary for the purposes of rendering this opinion.

In giving this opinion, we have assumed, with your permission, the genuineness of all signatures, the legal capacity of natural persons and the authenticity of all documents we have examined. As to questions of fact relevant to this opinion, with your permission and without any independent investigation or verification, we have relied upon, and assumed the accuracy of, oral or written statements and representations of officers and other representatives of the Issuers and others. We have also assumed, with your permission and without any independent investigation, (i) that the Exchange Notes and the Indenture (collectively, the “Documents”) have been duly authorized, executed and delivered by each of the parties thereto (other than the Issuers) and (ii) that the Documents constitute legally valid and binding obligations of the parties thereto (other than the Issuers), enforceable against each of them in accordance with their respective terms. In addition, we have assumed that the Exchange Notes will be executed and delivered by an authorized officer of each of the Issuers, substantially in the form examined by us.

Beijing | Boca Raton | Boston | Chicago | Hong Kong | London | Los Angeles | New Orleans | New York | Newark | Paris | São Paulo | Washington, DC

September 19, 2012

This opinion is limited to the laws of State of New York, the Delaware General Corporation Law and the Delaware Revised Uniform Limited Partnership Act, but without our having made any special investigation as to the applicability of any specific law, rule or regulation. We express no opinion as to the law of any other jurisdiction.

Based upon and subject to the foregoing and the other matters set forth herein, it is our opinion that the Exchange Notes have been duly authorized by all necessary limited partnership and corporate action, as applicable, of each of the Issuers and, when the Registration Statement becomes effective and the Exchange Notes have been duly executed by each of the Issuers, authenticated by the Trustee and delivered in accordance with the terms of the Indenture, the Exchange Notes will constitute legal, valid and binding obligations of each of the Issuers, enforceable against each of the Issuers in accordance with their terms.

The foregoing opinion is subject to the following limitations and qualifications:

1.	The enforceability of the Documents may be limited by bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought in equity or at law), including, without limitation, principles regarding good faith and fair dealing. In addition, we express no opinion as to (i) self-help provisions, (ii) provisions that purport to establish evidentiary standards, (iii) provisions exculpating a party from, or indemnifying a party for (or entitling a party to contribution in a case involving), its own gross negligence, willful misconduct or violation of securities or other laws, (iv) provisions relating to the availability of specific remedies or relief, or the release or waiver of any remedies or rights or time periods in which claims are required to be asserted, (v) provisions that allow cumulative remedies, late charges or default interest, (vi) provisions relating to the discharge of defenses or disclaimers, liability limitations or limitations of the obligations of any person or entity under any of the Documents, (vii) provisions relating to choice of law or forum or (viii) rights and defenses of secondary obligors.

2.	We express no opinion with respect to the effect of any provision of the Documents that is intended to permit the modification thereof only by means of an agreement signed in writing by the parties thereto.

3.	We express no opinion with respect to the effect of any provision of the Documents imposing penalties or forfeitures.

The above opinions are based solely upon laws, rulings and regulations in effect on the date hereof, and are subject to modification to the extent that such laws, rulings and regulations may be changed in the future. We undertake no obligation to advise you of facts or changes in law occurring after the date of this opinion letter that might affect the opinions expressed herein.

We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very Truly Yours,

/S/    PROSKAUER ROSE LLP